Exhibit 1

JOINT FILING AGREEMENT

Each of the undersigned agrees that (i) the statement on Schedule 13D relating to the Preferred Stock of MiMedx Group, Inc., has been adopted and filed on behalf of each of them, (ii) all future amendments to such statement on Schedule 13D will, unless written notice to the contrary is delivered as described below, be jointly filed on behalf of each of them, and (iii) the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934 apply to each of them. This agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13D as to any of the undersigned upon such person giving written notice thereof to each of the other persons signature hereto, at the principal office thereof.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: July 13, 2020

FALCON FUND 2 HOLDING COMPANY, L.P.,		INDIVIDUALS:

By:	EW Healthcare Partners Fund 2-UGP, LLC, Its General Partner
/s/ Martin P. Sutter Name: Martin P. Sutter
By:	/s/ Martin P. Sutter Name: Martin P. Sutter Title: Manager
/s/ R. Scott Barry Name: R. Scott Barry

EW HEALTHCARE PARTNERS FUND 2-UGP, LLC		/s/ Ronald W. Eastman Name: Ronald W. Eastman

By:	/s/ Martin P. Sutter Name: Martin P. Sutter
	Title: Manager	/s/ Petri Vainio Name: Petri Vainio